UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 23, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 23, 2006, Stone Energy Corporation (“Stone”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Plains Exploration and Production Company (“PXP”) and Plains Acquisition Corporation, a wholly-owned subsidiary of PXP (“Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Sub will merge into Stone in a stock-for-stock transaction in which Stone shareholders will receive 1.25 shares of PXP common stock for each Stone share they own. The transaction is valued at approximately $1.46 billion based on PXP’s closing share price on Friday, April 21, 2006. The transaction is subject to approval by the stockholders of each of Stone and PXP and other customary conditions. Upon satisfaction of these closing conditions, PXP will issue approximately 34.5 million shares to Stone stockholders and assume $483 million of debt net of cash as of December 31, 2005. Closing of the transaction is anticipated to be completed in the third quarter of 2006.
Item 8.01. Other Items
     On April 24, 2006, Stone issued a press release announcing an agreement to be acquired by Plains Exploration and Production Company. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:
99.1	Press release dated April 24, 2006, “Stone Energy announces agreement to be acquired by Plains Exploration and Production”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: April 24, 2006	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 24, 2006, “Stone Energy announces agreement to be acquired by Plains Exploration and Production.”